Exhibit 10.63

Ann M. Kappler
Executive Vice President, General Counsel
and Head of Corporate Affairs

Prudential Financial, Inc.
751 Broad Street, Newark, NJ 07102
Tel 973 802-9133
Ann.Kappler@prudential.com

February 6, 2026

Caroline Feeney
[___________]
[___________]

Dear Caroline,

As you are aware, Prudential Financial Inc. (“PFI”) advised you that it would be eliminating your position and terminating your employment effective March 31, 2026. This Letter Agreement (“Letter Agreement”) will memorialize our agreement regarding your continued employment with PFI until October 31, 2026 (the “Separation Date”). PFI and its affiliates, subsidiaries and related Companies and each of their successors and assigns shall collectively be referred to herein as the “Company.” If you do not agree to the terms of this Letter Agreement, your employment will be terminated effective March 31, 2026, unless terminated for “Cause” (as defined in the Prudential Severance Plan, as amended from time to time (the “Severance Plan”)) prior to that date.1 You and the Company together shall be referred to in this Letter Agreement as the “Parties”.

PFI’s Promises:
Subject to the conditions set forth in this Letter Agreement, the terms and conditions of the applicable plans and programs referenced or attributed immediately below and approval by the Board, PFI agrees to the following in exchange for your promises herein:
•to allow you to continue your employment with PFI through the Separation Date at your current salary, which is $950,000 per year, less applicable taxes, withholdings and deductions, plus the employee benefits in which you currently participate;
•not to terminate your at-will employment, except for “Cause” (as defined in the Severance Plan) before the Separation Date;
•to exercise its discretion and provide you with a 2025 performance year Annual Incentive payment in the gross amount of $3,021,000. This payment will be made in a lump sum, less applicable taxes, deductions, and withholdings before March 15, 2026. Your eligibility to receive any of this payment is contingent upon your remaining employed by PFI through the date that this payment is made;
•to exercise its discretion and grant you, on or about February 9, 2026 (the “Grant Date”), a long-term incentive award subject to the terms and conditions of the Long-Term Incentive Program for the applicable year under the Prudential Financial, Inc. 2021 Omnibus Incentive Plan, as amended from time to time (the “PFI 2021 Omnibus Plan”), with an initial compensation value of $7,200,000 on the Grant Date (the “2026 LTI”). The 2026 LTI will be comprised of Restricted Stock Units and/or Performance Shares, the amount of each will be determined in the sole discretion of the Board. Your eligibility to receive the 2026 LTI is contingent upon you remaining employed by PFI through the Grant Date;
•to pay you the gross amount of $100,000, less taxes and lawful deductions and withholdings, in lieu of outplacement services and to help offset certain accounting, tax and financial planning costs incurred by you relating to your separation from employment.

_______________________________
1 If you choose not to sign this Letter Agreement and your employment is terminated effective March 31, 2026 due to a job elimination, you will be eligible to receive a severance payment in accordance with, and subject to, the Severance Plan.

Your Promises:
In consideration of the promises made by PFI herein, you agree:
•On behalf of yourself and your heirs, executors, administrators, successors and assigns, to fully and forever waive, release and give up any legally-waivable claim you may have against the Company, its benefits plans and arrangements, the trustees, fiduciaries and administrators of those plans and arrangements, and any of the Company’s present or past employees, officers, directors, agents and contractors, and each of their predecessors, successors and assigns ("Prudential"), as of the date you sign this Letter Agreement. This includes, but is not limited to, all claims arising from or based on your employment with the Company, the termination of such employment, and your purchase or attempt to purchase any real property, as well as, to the fullest extent permitted by law, any claims attributable to: defamation, detrimental reliance, common law, contract, quasi-contract or tort, unpaid salary, compensation or benefits, equitable claims, all statutory claims, including but not limited to claims under the Employee Retirement Income Security Act of 1974, as amended, the Internal Revenue Code of 1986, as amended, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Americans with Disabilities Act, Section 1981 of the Civil Rights Act of 1866, the federal Equal Pay Act, the Family and Medical Leave Act, the Worker Adjustment and Retraining Notification Act, the New Jersey Law Against Discrimination, the New Jersey Conscientious Employee Protection Act, the New Jersey Equal Pay Act, the New Jersey Wage and Hour Law, the New Jersey Wage Payment Act, the New Jersey Family Leave Act and any federal, state, or local law, constitution, statute, regulation, ordinance and/or public policy and, to the fullest extent permitted by law, any claims for wages, overtime, severance pay, bonus pay, commissions, incentive compensation, sick leave, or any other fringe benefit. This includes a waiver of claims that you know about and claims that you may not know about.
•Notwithstanding anything in this Letter Agreement to the contrary, you are not waiving, releasing or giving up any claim for: (i) workers’ compensation or unemployment benefits, (ii) vested accrued benefits earned under an employee benefits plan maintained by the Company and governed by the Employee Retirement Income Security Act of 1974, as amended, (iii) any right to enforce this Letter Agreement, (iv) any right you have to indemnification under a Company policy or by-law; or (v) any future claims. You are also not waiving your right to report or file a charge with, cooperate with, or make any disclosures to any governmental, regulatory or self-regulatory agency, or organization (“Agency), including, by way of example only, the Equal Employment Opportunity Commission, the Securities and Exchange Commission, or the National Labor Relations Board, or to take part in any Agency investigation or proceeding. You do not need the prior authorization of the Company to engage in conduct protected by the preceding sentence, and you do not need to notify the Company that you have engaged in such conduct. This Agreement does not affect, however, your right to receive and retain an award from an Agency for information provided to the Agency regarding a possible violation of law, such as awards under Section 21F of the Securities Exchange Act of 1934.

Other Terms and Conditions:
•You will not work for another employer until after the Separation Date.
•You will abide by all Company polices until the Separation Date.
•You will not disparage the Company, the Company’s strategy or any of the Company’s employees during your employment with the Company.
•All cash payments under this Letter Agreement will be subject to W-2 reporting. You will be solely responsible for all tax obligations, including all reporting and payment obligations which may arise as a consequence of this Letter Agreement and payment of the consideration hereunder.
•All payments hereunder are intended to be exempt from or comply with the requirements of Sections 409A and 457A of the Internal Revenue Code of 1986, as amended, and the regulations and guidance promulgated thereunder and this Letter Agreement shall be so administered and interpreted.

Payments and Benefits Payable Following Separation:
You also will be eligible for certain payments and benefits upon your separation from PFI, as described and reflected in bullet points immediately below (the “Separation Benefits), provided, that you sign a Separation Agreement and General Release (“SAGR”) in form and content satisfactory to the Company within forty-five (45) days after your Separation Date (and do not revoke it)2. The earliest you can sign your SAGR will be the day following your Separation Date.

_______________________________
2 Your execution of this Letter Agreement does not satisfy the SAGR execution requirement that is applicable to the Separation Benefits; and you will not be eligible to receive such Separation Benefits if you do not timely execute (without revocation) the SAGR.

•An estimated severance payment in the gross amount of $5,162,500, less any applicable taxes, withholdings and deductions, payable in accordance with, and subject to, the Severance Plan.
•A prorated annual incentive award for the 2026 performance year in the estimated gross amount of $2,375,000, subject to the Company performance factor.
•The continued vesting of any unvested and outstanding long-term incentive awards you have received under the PFI 2021 Omnibus Incentive Plan, or it predecessor, pursuant, and subject, to the applicable terms and conditions.
•Subsidized COBRA for the 12-month period following your Separation Date.

As we approach the Separation Date, you will be provided with: (1) a separate letter that describes in more detail these Separation Benefits and the conditions to receive them, and (2) a copy of the required SAGR to be signed by you, which is attached to this Letter Agreement as Exhibit A).

You will not be eligible for the above-referenced Separation Benefits if any of the following occurs prior to your Separation Date, unless your receipt of the Separation Benefits is prescribed by state law:

•You do not satisfy the terms of this Letter Agreement;
•You voluntarily terminate your employment for any reason;
•Your employment is terminated for “Cause” as defined in the Severance Plan.

In the event you inform the Company you have secured a role with another employer and need to commence that employment before the Separation Date, at your request, your separation date will be adjusted accordingly. You understand and agree that your salary and benefits will terminate as of the adjusted separation date and any payments and benefits whose value or eligibility is dependent on, or affected by the earlier separation date, including your pro rata 2026 AIA, PTO, and benefit plan credits/contributions will be adjusted downward and/or calculated as of the new separation date in accordance with any applicable plan documents. For the avoidance of doubt, the amount of your estimated severance payment and the treatment of your outstanding long term incentive awards will not be impacted by the adjusted separation date and you will receive the severance payment and continued vesting of your outstanding long term incentives in accordance with the plan documents and provided that you comply with this Letter Agreement and sign and do not revoke the SAGR.

Merger Clause:
This Letter Agreement, any grant agreements or plan documents relating to benefits and long-term incentive awards, any agreement between you and the Company relating to your obligation to repay monies or benefits, the Corporate Asset Protection Agreement (collectively referred to as “the Documents”), are the entire agreement between you and the Company regarding the continuation of your employment through the Separation Date, and supersede any prior verbal or written agreements, promises or representations. No other promises or agreements have been made to you other than those set forth in the Documents. In deciding to sign this Letter Agreement, you have not relied upon any statement by anyone associated with the Company that is not contained in the Documents. You and PFI agree that this Letter Agreement may not be modified, altered, or changed except by a written agreement signed by PFI and you.

Sufficiency of Consideration; No Admission of Liability:
The Parties agree that the promises described above are good and sufficient consideration for this Agreement. You acknowledge that neither this Letter Agreement nor the SAGR, nor any consideration pursuant to this Letter Agreement or the SAGR, shall be taken or construed to be an admission or concession of any kind with respect to any alleged liability or alleged wrongdoing by Prudential. Prudential specifically disclaims any liability to you.

Governing Law:
The governing law of this Letter Agreement will be the substantive and procedural law of the State of New Jersey.

Cooperation:
You agree to cooperate with reasonable requests by the Company and/or its counsel in connection with any investigation, administrative or regulatory proceeding, or litigation relating to any manner in which you were involved or of which you have knowledge as a result of your employment with the Company. Such cooperation may include, without limitation, providing truthful and accurate testimony in any hearing or trial as requested by the Company, and spending all appropriate time to prepare for such testimony and meet with counsel relative to same.

Successors and Assigns:
This Letter Agreement shall be binding upon the Parties, and their heirs, representatives, executors, administrators, successors, insurers, and assigns, and shall inure to the benefit of Prudential, and to their heirs, representatives, executors, administrators, successors, and assignees. You shall not assign, transfer, delegate, or otherwise dispose of, whether voluntarily or involuntarily, by operation of law or otherwise, this Letter Agreement or any rights, obligations, claims or interests herein and any purported assignment, transfer, delegation, or other disposition in violation of this section shall be null and void.

Attorneys’ Fees and Costs:
The Parties agree that they shall bear their own respective costs and fees, including but not limited to attorneys’ fees, in connection with the negotiation and execution of this Letter Agreement.

If you are in agreement with the terms and conditions of this Letter Agreement, please sign below and return it to me by the close of business on February 7, 2026.

Sincerely,

/s/ Ann Kappler

Ann Kappler, Executive Vice President

Agreed:

/s/ Caroline Feeney

Caroline Feeney

Dated: February 7, 2026

Exhibit A

SEPARATION AGREEMENT AND GENERAL RELEASE

This is a Separation Agreement and General Release (the “Agreement”) between the undersigned former employee and Prudential Financial, Inc., its parents, affiliates and subsidiaries, and each of their successors and assigns (the “Company”).

1.End of Employment - My employment with the Company ended on October 31, 2026 (the “Separation Date”).

2.Payments and Benefits - In exchange for my promises in this Agreement, the Company will provide me with certain benefits described in the letter from Ann Kappler to me dated February 6, 2026, (the “Letter”), which is incorporated herein and made a part hereof.

3.Consideration - I recognize that under the Company’s policies and practices, I am not entitled to receive certain separation or severance benefits described in the Letter (the “Benefits”) unless I sign this Agreement. These Benefits do not include any severance benefit that I am entitled to receive upon my separation of employment pursuant to the New Jersey Worker Adjustment and Retraining (WARN) Act. I also recognize that, other than the Benefits, I am not entitled to any other benefits from the Company in exchange for my promises in this Agreement. I recognize that these Benefits are enough to compensate me for my promises in this Agreement.

4.General Release - In exchange for the Benefits, I, my heirs, executors, administrators, successors and assigns, fully and forever waive, release and give up any legally-waivable claim I may have against the Company, its employee benefits plans and arrangements, the trustees, fiduciaries and administrators of those plans and arrangements, and any of its present or past employees, officers, directors, agents and contractors, and each of their predecessors, successors and assigns ("Prudential"), as of the date I sign this Agreement. This includes, but is not limited to, all claims arising from or based on my employment with the Company or my separation from employment as well as, to the fullest extent permitted by law, any claims attributable to: common law, contract, quasi-contract or tort, unpaid salary, compensation or benefits, all statutory claims, including, but not limited to, claims under the Employee Retirement Income Security Act of 1974, as amended, the Internal Revenue Code of 1986, as amended, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Americans With Disabilities Act, Section 1981 of the Civil Rights Act of 1866, the Equal Pay Act, the Age Discrimination in Employment Act, as amended by the Older Workers Benefit Protection Act of 1990, the Family and Medical Leave Act, the Worker Adjustment and Retraining Notification Act, the New Jersey Law Against Discrimination, the Conscientious Employee Protection Act, the New Jersey Equal Pay Act, the New Jersey Wage and Hour Law, the New Jersey Wage Payment Act, the Millville Dallas Airmotive Plant Job Loss Notification Act (excluding any right to severance provided pursuant to section 2 of that Act), the New Jersey Family Leave Act and any federal, state, or local law, or any other domestic or foreign law, constitution, statute, regulation, ordinance and/or public policy and, to the fullest extent permitted by law, any claims for wages, overtime, severance pay, bonus pay, commissions, incentive compensation, sick leave, or any other fringe benefit. This includes a waiver of claims that I know about and claims that I may not know about.

5.Representations - Subject to Paragraph 6, I represent that (a) I have no discrimination, harassment or other employment related complaint, charge, or claim pending against Prudential, either individually or in concert with any other person or entity, with any local, state, or federal court; and (b) I will not commence, maintain, or prosecute any discrimination, harassment or other employment related action or lawsuit against Prudential asserting any claim that is waived pursuant to Paragraph 4. I further represent that I have been paid all remuneration owed to me as a result of my employment with Prudential, or the termination of that employment, including, but not limited to, all salary, wages, overtime, vacation pay, bonus pay, profitsharing, stock options, stock, expenses, termination benefits, commissions, or any other compensation, with the sole exception of the Benefits.

6.Matters Not Waived - Notwithstanding Paragraphs 4 and 5 of this Agreement, I am not waiving, releasing or giving up any claim for workers’ compensation or unemployment benefits, vested pension or savings plan benefits, or any claim that cannot be legally waived. In addition, I am not waiving my right to challenge the legality of this Agreement as described in Paragraph 15. I am also not waiving my right to report or file a claim or charge with, cooperate with, or make any disclosures to any governmental, regulatory or selfregulatory agency, or organization (“Agency”), including, by way of example only, the Equal Employment Opportunity Commission, the Securities and Exchange Commission, or the National Labor Relations Board, or to take part in any Agency investigation or proceeding. I do not need the prior authorization of the Company to engage in conduct protected by the preceding sentence, and I do not need to notify the Company that I have engaged in such conduct. I am also not waiving my right to receive and retain an award from an Agency for information provided to the Agency regarding a possible securities law violation, such as awards under Section 21F of the Securities Exchange Act of 1934. In addition, the Company acknowledges that I have the right to seek indemnification under the Company’s By-laws and any applicable state laws. I am, however, to the fullest extent permitted by law, waiving my right to recover any individualized monetary relief from Prudential in connection with any discrimination, harassment or other employment related waived claim or any charge, regardless of whether I or another party files such a claim or charge, and if I recover such monetary relief, I will assign, and hereby do assign, to the Company my right and interest to such monetary relief to the fullest extent permitted by law.

7.Confidentiality - To the fullest extent permitted by applicable law and with the exception of communications with an Agency as permitted by Paragraph 11 below, I will not disclose the terms of this Agreement or that I received any payments from the Company to anyone except (i) my attorney, my financial and other advisors, (ii) my immediate family (spouse/domestic partner, children, siblings, parents), (iii) the IRS or other taxing authorities, (iv) as required, during an application for unemployment benefits, or (v) as required by law, regulation, subpoena, or court order or as requested by a regulatory body. I further agree to take all reasonable steps necessary to ensure that confidentiality is maintained by any of the individuals or entities referenced above to whom disclosure is authorized. Notwithstanding this non-disclosure requirement, I agree to disclose this paragraph as well as the restrictions set forth in Paragraphs 10 and 12 to any of my prospective employers.

8.Non-Disparagement - To the fullest extent permitted by applicable law with the exception of communications with an Agency as permitted by Paragraph 11 below, I agree that I will not make any statement or issue any communication, written or otherwise, that in any way disparages, criticizes, reflects adversely on or encourages adverse action against Prudential, or make or solicit any comments, statements, or the like on social media, to the media or to others that may be considered to be derogatory or harmful to the good name or business reputation of Prudential.

9.Return of Company Property/Settlement of Expenses - I acknowledge and agree that I will return to the Company all documents, materials, files, software, formulas, computer access codes, records, identification or credit cards, keys, telephones or other items belonging to, or originating from the Company. The foregoing includes, but is not limited to, Company records including emails, client lists and client materials, vendor materials, spreadsheets and other data, software, and other information or materials in my possession, custody or control including electronic data stored on personal devices. If I was employed as an attorney by the Company, I understand and acknowledge that this paragraph does not preclude me from keeping my own attorney work product even where it contains Confidential Information (as defined below in Paragraph 10), but I agree that I will not, directly or indirectly, disclose to anyone outside the Company, the contents of that work product to the extent it contains privileged or Confidential Information. In addition, I agree to settle any outstanding expense accounts within thirty (30) days of my Separation Date and before receipt of any Benefits under this Agreement, including, if applicable, insuring that I have satisfied all outstanding corporate credit card balances, to the Company’s satisfaction.

10.Confidential or Proprietary Information - I agree that, by virtue of my employment with the Company and by the nature of the Company’s business, I have had access to confidential and proprietary information related to the Company’s business. I also understand that I have been provided with specialized training and mentoring that is unique and proprietary to the Company, which draws upon, relies upon and is part of the Confidential Information described herein. Confidential and proprietary information concerning the Company’s business includes information about the Company, as is described further in the Corporate Asset Protection Agreement and any other Company policy relating to confidential information, and as is set forth below in subparts (a) – (n) (the “Confidential Information”).

Except as required by law and as permitted by Paragraph 11 below regarding disclosures to Agencies without notice to the company, I agree that I will not, directly or indirectly, disclose to anyone outside the Company, Confidential Information about the Company. Confidential Information relating to the Company’s business includes, but is not limited to:

a.names, addresses and telephone numbers of clients and prospective clients;

b.account information, financial standing, investment holdings and other personal financial data compiled by and/or provided to or by the Company;

c.specific client financial needs and requirements with respect to investments, financial position and standing;

d.leads, referrals and references to clients and/or prospects, financial portfolio, financial account information, investment preferences and similar information, whether developed, provided, compiled, used or acquired by the Company and/or me in connection with my association with the Company;

e.information received by third parties under confidential conditions;

f.all records and documents concerning the business and affairs of the Company (including copies and originals and any graphic formats or electronic media);

g.methods, procedures, devices and other means used by the Company in the conduct of business;

h.information concerning established business relationships;

i.“trade secrets” as that term is defined by the Uniform Trade Secrets Act (UTSA), which term shall be deemed to include each item of Confidential Information specifically described in this Paragraph;

j.software and other technical, business or financial information, the use or disclosure of which might reasonably be construed to be contrary to the interests of the Company or its clients;

k.privileged information concerning the Company;

l.non-public information about the Company’s clients;

m.all other information concerning the Company, or its operations, activities and customers which is not publicly-available from directories or other generally available public sources and have been developed, provided, acquired or compiled by the Company; and

n.all non-public information about employees and persons who have contracted with the Company, including but not limited to Prudential Advisors’ Financial Professionals and Emeritus Agents.

I also agree that I will not use any Confidential Information for my own purposes or to the benefit of another person or any entity other than the Company.

11.Permitted Conduct -

(a)Nothing in this Agreement, including, but not limited to, Paragraphs 5, 7, 8, and 10, prevents me from making a disclosure of information or documents (i) to any Agency regarding a possible violation of law, (ii) in response to a subpoena, court order, or other legal process, (iii) in an action to challenge or enforce the terms of this Agreement, including, but not limited to, an action challenging the legality of the Agreement under the Older Workers Benefit Protection Act, or (iv) to the extent required or protected by law, including laws in Oregon, Washington, Colorado, New Jersey, and California that allow residents or current or past employees of those states to discuss or disclose information about unlawful acts in the work place, including discrimination, harassment, retaliation, sexual assault, or any other conduct that I have reason to believe is unlawful. I will cooperate with any Agency that requests me to provide testimony or information about Prudential. I understand that the Company has not waived any applicable privileges, including, but not limited to, the attorney-client privilege and the attorney work product doctrine, including information that would reveal the existence or contemplated filing of a suspicious activity report.

(b)Notwithstanding any other provision in this Agreement, including, but not limited to, Paragraph 10, and in compliance with the Defend Trade Secrets Act of 2016 (DTSA) (codified at 18 U.S.C. § 1833), I understand that I shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, and (ii) solely for the purpose of reporting or investigating a suspected violation of law. I further understand that I shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. I also understand that if I file a lawsuit concerning alleged retaliation by Prudential for reporting a suspected violation of law, I may disclose trade secrets to my attorney and use the trade secret information in the court proceeding, if I (i) file any document containing the trade secret under seal, and (ii) do not disclose the trade secret, except pursuant to court order.

(c)If I was not employed as a supervisor, as that term is defined by the National Labor Relations Act (“NLRA”), then nothing in this Agreement including, but not limited to, Paragraphs 5, 7, 8, and 10, restrains, interferes with, or waives my rights under Section 7 of the NLRA. In particular, I am permitted to assist employees or former employees with workplace issues, discuss this Agreement with other employees, and NLRB agents, and critique Prudential’s policies, publicize labor disputes, and make public statements about my past employment with Prudential as long as my communications are not so disloyal, reckless, or maliciously untrue as to lose the protection of the NLRA.

12.Post-Termination Obligations

(a)Non-Solicitation of Clients -

i.I understand and acknowledge that the Company considers its client and customer relationships important and valuable assets. Accordingly, in consideration of the Benefits described herein, I understand and agree for a period of two years after the Separation Date that I may not on my own behalf or that of any other persons or entities, directly or indirectly solicit or attempt to solicit, induce to leave or attempt to induce to leave, initiate contact with or divert from doing business with the Company, any then current customers, clients, or other persons or entities that were serviced by me or whose names became known to me by virtue of my employment by the Company, or otherwise interfere with the relationship between the Company and such customers, clients, or other persons or entities. For purposes of this paragraph, the term “solicit” means that I will not initiate, whether directly or indirectly, any contract or communication, of any kind whatsoever, for the purpose of inviting, encouraging or requesting a client, or that may have the effect of inviting, encouraging or requesting a client to: (a) transfer his or her account from the Company to me or to my new employer; or (b) open a new account with me or my new employer; or (c) otherwise discontinue its existing business relationship with the Company.

ii.I understand and agree that the Company has developed and uses a unique business model for the offering of investment and insurance products and services. Specifically, I acknowledge and understand that the vast majority of clients with whom I have worked at the Company have pre-existing client relationships with the Company. Additionally, I have worked with other Company associates to develop and strengthen these relationships on behalf of the Company. The client relationships developed at the Company flow directly from the goodwill, reputation, name recognition, Confidential Information, specialized training, mentoring and expenditures made by the Company.

This platform and relationship model developed by the Company is special and unique to the Company, and has provided me and the Company with a unique opportunity to service and interact with clients and customers in ways not known or available to competitors.

iii.This provision shall not apply to the solicitation of clients in California and North Dakota, so long as the solicitation does not involve the use of Confidential Information.

iv.Nothing in this Agreement prevents me from seeking or accepting employment with any competing entity.

(b)Non-Solicitation of Employees and Others –

I understand and acknowledge that the Company views its relationships with its employees and Prudential Advisors’ Financial Professionals and Emeritus Agents (collectively, the “Personnel”), as important and valuable assets and consider non-public information about the Personnel to be Confidential Information. Accordingly, in consideration of the Benefits described herein, I understand and agree for a period of two years after the Separation Date that I may not on my own behalf or that of any other persons or entities, directly or indirectly (1) solicit or induce, or attempt to solicit or induce, to leave or resign from the Company or to apply for or accept employment or association elsewhere, any of the Company’s current Personnel, and/or any former Personnel who resigned from the Company within 12 months prior to any such solicitation, inducement, or application for employment or association, or (2) hire, employ, or associate with, or facilitate, aid, or assist in the hiring of, employment of, or association with the Personnel. If it is determined by any court, tribunal or an arbitrator that any restrictive covenant contained herein, or any part thereof, is unenforceable because of the duration or scope of such provision, any or all parts of this Paragraph 12, as such case may be, shall be reformed and/or re-written so that such provisions become enforceable and, as reformed or re-written, shall then be enforced.

(c)    I acknowledge that I have carefully considered the nature and extent of the restrictions upon me and the rights and remedies conferred upon the Company in this Paragraph 12. I acknowledge that these restrictions are reasonable in time and geographic scope, are fully required to protect the legitimate interests of the Company and its customers and do not confer a benefit upon the Company which is disproportionate to any detriment to me. I further acknowledge that the terms and conditions of this Agreement incorporate and/or supplement the terms and conditions of my employment by the Company and are reasonable and necessary to protect the valued business interests of the Company and that I have received good and valuable consideration for entering into this Agreement.

13.No Duty to Re-employ - I agree that the Company has no duty to rehire or reemploy me in the future on a full-time, part-time or temporary basis. This includes, but is not limited to, using my services as a temporary or contingent worker, or contractor through any temporary services providers, vendors, or agencies.

14.Non-Admission - By signing this Agreement, I recognize that Prudential does not admit that it had done anything wrong and Prudential specifically states that it has not violated any federal, state, or local laws.

15.Violation of Agreement - I understand and agree that a breach of this Agreement by me, including, but not limited to, any breach, evasion, violation or threatened violation of any term of the Confidential or Proprietary Information and Post-Termination Obligations set forth in Paragraphs 10 and 12 above by me, may cause immediate and irreparable injury to the Company that cannot adequately be compensated by monetary damages. I further agree that the Company may seek immediate injunctive relief and/or specific performance in any court of competent jurisdiction for any such breach without affecting the legality of this Agreement, including the General Release in Paragraph 4. I specifically agree as well as to all other legal or equitable remedies and DTSA remedies, where applicable to which the Company may be entitled. In addition, if I break my promise in Paragraphs 4 and 5 about claims I have released, I agree to pay for all costs incurred by Prudential, including its reasonable attorneys' fees, defending against any claim made by me. This paragraph does not prevent me from challenging the legality of this Agreement in a legal proceeding under the Older Workers Benefit Protection Act, 29 U.S.C. § 626 (f) about claims under the Age Discrimination in Employment Act and such a challenge will not be considered a breach of this Agreement. This paragraph does not prevent me from challenging that a provision in this Agreement is unlawful under the NLRA and such a challenge will not be considered a breach of this Agreement. This paragraph, however, is not intended to and will not limit the right of a court to decide, in its discretion, that Prudential is entitled to repayment or a setoff of any payments made to me should this Agreement be found to be invalid as to the release of claims under the Age Discrimination in Employment Act. This paragraph also does not affect Prudential’s right to recover costs, including attorneys’ fees, if allowed under federal or state law.

16.If Prudential breaches this Agreement I understand that I have the right to seek in court injunctive relief, damages and attorneys’ fees.

17.Cooperation - I agree to make myself reasonably available to cooperate with the Company in any internal investigation or administrative, regulatory, or judicial proceeding. I understand and agree that my cooperation could include, but not be limited to, making myself available to the Company on reasonable notice for interviews and factual investigations; appearing at the Company's request to give testimony without needing service of a subpoena or other legal process; volunteering to the Company relevant information; and turning over all relevant documents and information which are or may come into my possession. I understand that if the Company asks for my cooperation under this provision, the Company will reimburse me for reasonable expenses on my submission of proper documentation.

18.Coverage and Eligibility - I am being separated from my employment in connection with a group layoff. I understand that employees who are separated from their employment in connection with a group layoff have the opportunity to receive certain severance benefits in exchange for their execution and non-revocation of a Separation Agreement and General Release. I have been provided with an Attachment A, which explains the impacted decisional unit, eligibility factors, the time limits that apply to receipt of these benefits, and the job titles and ages of all individuals in the decisional unit who will be eligible for benefits if they are separated from employment due to the group layoff (consistent with the eligibility factors), and the job titles and ages of all individuals in the decisional unit who are not being separated from employment due to the group layoff.

19.Entire Agreement - This Agreement, the Letter, any grant agreements or plan documents relating to stock option or restricted stock awards, any agreement between me and the Company relating to my obligation to repay monies or benefits, and the Corporate Asset Protection Agreement (collectively referred to as “the Documents”), are all of the agreements between the Company and me concerning the end of my employment. No other promises or agreements, whether written or oral, have been made to me other than those contained in the Documents. In deciding to sign this Agreement, I have not relied on any statement by anyone associated with Prudential that is not contained in the Documents. I agree that this Agreement may not be canceled, modified, altered, or changed except by a written agreement signed by the Company and me.

20.Severability - I agree that if any provision of this Agreement is held to be illegal, invalid or unenforceable, that provision will not be a part of this Agreement. The legality of the Agreement and the remaining provisions will not be affected by a finding that any provision of this Agreement is illegal, invalid or unenforceable.

21.Acknowledgments - I recognize, understand and agree that:

(a)    My time to review and consider this Agreement starts upon receipt and continues through and including the 45th day following my Separation Date set forth above. This offer will expire at midnight on the 45th day after my Separation Date. If this Agreement is not signed and submitted by DocuSign to the Company on or before this date, then it will have no further force or effect and will not be binding on the Company. If I am not able to sign electronically through DocuSign, I can submit all pages of the signed Separation Agreement and General Release via regular mail to The Prudential Insurance Company of America, 751 Broad Street, Floor 21, Newark, NJ 07102-3714.

(b)    I may revoke this Agreement after I sign it by delivering written notice to The Prudential Insurance Company of America, 751 Broad Street, Floor 21, Newark, NJ 07102-3714 before the close of business seven days after I sign this Agreement. This Agreement will not become effective or enforceable until eight days after I sign it. If I revoke this Agreement, it will not be effective or enforceable and I will not receive the Benefits;

(c)    By this paragraph, the Company advised me to consult with an attorney before signing this Agreement;

(d)    I have carefully read this entire Agreement, fully understand what this Agreement means, and am signing this Agreement knowingly and voluntarily.

22.Governing Law - The governing law of this Agreement will be the substantive and procedural law of the state where I physically worked the majority of time during the 12 month period prior to the date of the Letter.

23.Validity - This offer will expire on the 45th day after the Separation Date set forth above. If this Agreement is not signed and returned to the Company by that date it will have no further force or effect and will not be binding on the Company.

24.Counterparts - This entire Agreement can be signed in counterparts.

25.Boards and Officerships - I hereby resign from all board, officer, and committee positions held as a result of my position with the Company.

I UNDERSTAND THAT BY SIGNING THIS AGREEMENT, TO THE FULLEST EXTENT DESCRIBED ABOVE AND PERMITTED BY LAW, I WILL BE WAIVING MY RIGHTS UNDER FEDERAL, STATE AND LOCAL LAW, INCLUDING, BUT NOT LIMITED TO, THE AGE DISCRIMINATION IN EMPLOYMENT ACT, AS AMENDED BY THE OLDER WORKERS BENEFIT PROTECTION AGE OF 1990, TO BRING ANY CLAIMS THAT I HAVE OR MIGHT HAVE AGAINST PRUDENTIAL. I ACKNOWLEDGE THAT PRUDENTIAL HAS ADVISED ME TO CONSULT WITH COUNSEL BEFORE SIGNING. I ENTER INTO THIS AGREEMENT FREELY AND KNOWINGLY, AFTER CAREFUL CONSIDERATION OF ITS TERMS, AND WITH THE INTENT TO WAIVE, SETTLE AND RELEASE ALL CLAIMS.

ALTHOUGH THE PARTIES MAY HAVE AGREED TO KEEP THE AGREEMENT AND/OR SETTLEMENT AND UNDERLYING FACTS CONFIDENTIAL, SUCH A PROVISION IN AN AGREEMENT IS UNENFORCEABLE AGAINST THE EMPLOYER IF THE EMPLOYEE PUBLICLY REVEALS SUFFICIENT DETAILS OF THE CLAIM SO THAT THE EMPLOYER IS REASONABLY IDENTIFIABLE.

DO NOT SIGN OR SUBMIT THIS AGREEMENT UNTIL AFTER YOUR SEPARATION DATE. IF YOU SIGN OR SUBMIT YOUR AGREEMENT PRIOR TO YOUR SEPARATION DATE, THE BENEFITS DESCRIBED IN THE LETTER WILL NOT BE PROCESSED AND YOU WILL BE REQUIRED TO SIGN AND SUBMIT A NEW AGREEMENT.

___________________________________ Caroline Feeney Prudential Financial, Inc. By:	____________________________ Execution Date ____________________________ Execution Date

Please remember that you should NOT electronically sign your Release prior to your separation date, as noted above and in the Separation Letter. After your separation date, you should sign and submit all pages of the Separation Agreement and General Release using DocuSign. If you are not able to sign electronically through DocuSign, you can submit all pages of the signed Separation Agreement and General Release via regular mail to The Prudential Insurance Company of America, 751 Broad Street, Floor 21, Newark, NJ 07102-3714.